UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 22, 2013

Career Education Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23245	36-3932190
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

231 N. Martingale Rd., Schaumburg, IL	60173
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 781-3600

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 22, 2013, Career Education Corporation (the “Company”) and its subsidiary, CEC Europe, LLC & Investors, S.C.S. (collectively, the “Sellers”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Insignis, a company controlled by funds managed by Apax Partners, pursuant to which the Company will sell and transfer control of the educational institutions and associations in its International segment, which consists of the Company’s INSEEC schools and International University of Monaco school located in France and Monaco, respectively (collectively, the “International Segment”).

The total consideration for the International Segment pursuant to the Purchase Agreement is $305 million, less certain distributions and adjustments prior to closing, including the distribution to the Company of approximately $18 million prior to closing from certain of the Company’s subsidiaries within the International Segment. After these pre-closing distributions and adjustments, the Company anticipates the transaction will result in a cash payment of $276.5 million to the Company at closing. The closing of the transaction is subject to customary closing conditions, including the receipt of anti-trust regulatory approvals in France, and the Purchase Agreement provides that closing is to occur no later than December 27, 2013.

A copy of the Company’s press release is attached as Exhibit 99.1.

The impact of this transaction will be further described in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, which is expected to be filed with the Securities and Exchange Commission on or about November 6, 2013.

There is no material relationship between the Company or any of its subsidiaries or affiliates and Insignis or Apax Partners, other than with respect to the Purchase Agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibits

99.1	Press Release of the Company dated October 24, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREER EDUCATION CORPORATION

By:	/s/ Colleen M. O’Sullivan
Colleen M. O’Sullivan
Senior Vice President and Chief Financial Officer

Dated: October 24, 2013

Exhibit Index

Exhibit Number	Description of Exhibits

99.1	Press Release of the Company dated October 24, 2013

4